Exhibit 10.5

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated June 24, 2013, by and among SAEXPLORATION HOLDINGS, INC. (formerly called Trio Merger Corp.), a Delaware corporation (“Parent”), CLCH, LLC, an Alaska limited liability company, as the Company Stockholders’ Representative, being the representative of the former stockholders of SAEXPLORATION HOLDINGS, INC., a Delaware corporation (the “Representative”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).

Parent, Trio Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), SAExploration Holdings, Inc. (“Company”) and Representative are the parties to an Agreement and Plan of Reorganization dated as of December 10, 2012, and amended as of May 23, 2013 (the “Merger Agreement”), pursuant to which Company has merged into Merger Sub, with Merger Sub being the surviving entity of such merger and remaining a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Parent is to be indemnified in certain respects. The parties desire to establish an escrow fund as collateral security for the indemnification obligations under the Merger Agreement. The Representative has been designated pursuant to the Merger Agreement to represent all of the former stockholders of Company (the “Stockholders”), and to act on their behalf for purposes of this Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties agree as follows:

1.            Escrow Fund.

(a)          Concurrently with the execution hereof, Representative (or Parent, on its behalf) is delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, a stock certificate for 545,635 shares of Parent’s common stock issued in the name of Representative, acting as the representative of the Stockholders, and representing a portion of the shares of Parent Common Stock to be issued to Stockholders in the Merger, together with two (2) assignments (separate from certificate) executed in blank by Representative, with medallion guaranties. The shares of Parent Common Stock represented by the stock certificates so delivered by the Representative to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.”

(b)          The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c)          Representative, as the representative of the Stockholders, shall retain all of the rights as stockholder of Parent with respect to the shares of Parent Common Stock constituting the Escrow Fund (the “Escrow Shares”) during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote the Escrow Shares as directed by the Stockholders.

(d)          During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Representative, who shall distribute such cash to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e)          During the Escrow Period, no sale, transfer or other disposition may be made by Representative of any or all of the shares of Parent Common Stock in the Escrow Fund, except to a Replacement Representative as provided in Section 10 herein. In connection with and as a condition of such transfer, the Replacement Representative shall deliver to the Escrow Agent an assignment (separate from the certificate) executed by the Representative, with medallion guaranty, evidencing the transfer of the shares to the Replacement Representative, together with two (2) assignments (separate from the certificate) executed in blank by the Replacement Representative, with medallion guaranties, with respect to the Escrow Shares. Parent, Representative and the Replacement Representative shall cooperate in all respects with the Escrow Agent in documenting such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, Representative shall not pledge nor grant a security interest in the shares of Parent Common Stock included in the Escrow Fund, nor grant a security interest in such Representative’s rights under this Agreement.

2.            (a)          Parent, acting through the current or former member or members of Parent’s Board of Directors who has or have been appointed by Parent to take all necessary actions and make all decisions on behalf of Parent with respect to its rights to indemnification under Article VII of the Merger Agreement (the “Committee”), may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Parent to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim, (iii) whether the Indemnification Claim is a claim is a Basic Indemnification Claim, a Tax Indemnification Claim or an Environmental Indemnification Claim, and (iv) whether the Indemnification Claim results from a Third Party Claim against Parent or Company. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative. As used herein, “Basic Indemnification Claim” means an Indemnification Claim other than a Tax Indemnification Claim or an Environmental Indemnification Claim.

(b)          If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Merger Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c)          If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d)          If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration in accordance with Section 8.

(e)          As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of Parent by settlement pursuant to paragraph 2(c) above, resulting in a dollar award to Parent, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to Parent, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement.

(f)          (i)          Promptly after an Indemnification Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to Parent, and the Escrow Agent promptly shall pay to Parent, an amount equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii)         Payment of an Established Claim shall be made from Escrow Shares. For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Parent in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice. The Escrow Agent shall transfer to Parent out of the Escrow Fund that number of shares of Parent Common Stock necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Parent one or more stock certificates evidencing the aggregate number of shares specified in the Joint Notice, together with assignments separate from certificate executed in blank by Representative and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. Upon receipt of the stock certificates and assignments, Parent shall deliver to the Escrow Agent new certificates representing the number of shares issued in the name of Representative, as representative of the Stockholders, after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of Representative to sell any shares of Parent stock or otherwise. The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice. As used herein, “Fair Market Value” means the average reported closing price for the Parent Common Stock for the ten trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the Basic Indemnity Escrow Termination Date, (y) the Basic Indemnity Escrow Termination Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined) on the Basic Indemnity Escrow Termination Date, and (z) with respect to shares placed in the Pending Claims Reserve for a Tax Indemnification Claim or Environmental Indemnification Claim asserted after the Basic Indemnity Escrow Termination Date, the day such Tax Indemnification Claim or Environmental Indemnification Claim is asserted.

(iii)        Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Representative shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”), cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”). In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Parent in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative.

3.            (a)          On the first Business Day after the Basic Indemnity Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to Representative certificates representing shares of Parent Common Stock then equal to one-half of the original number of shares placed in Representative’s account less that number of shares in Representative’s account equal to the sum of (i) the number of shares applied in satisfaction of Indemnification Claims made prior to that date and (ii) the number of shares in the Pending Claims Reserve allocated to Representative’s account, as provided in the following sentence, and shall continue to hold the remaining shares in Representative’s account as T/E Indemnity Shares. Representative shall cause the Parent’s transfer agent to transfer to the Stockholders their respective pro rata portions of such distributed shares, as determined in accordance with Section 1.5 of the Merger Agreement. If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Parent, would result in a payment to Parent, the Escrow Agent shall retain in the Pending Claims Reserve that number of shares of Parent Common Stock having a Fair Market Value equal to the dollar amount for which indemnification is sought in such Indemnification Claim. The Committee and the Representative shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of shares of Parent Common Stock to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Parent the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with paragraph 2(f) above and to deliver to Representative the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice. If any Pending Claim is resolved against Parent, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to the Representative the number of shares allocated to such Pending Claim in the Pending Claims Reserve, and Representative shall cause the Parent’s transfer agent to transfer to the Stockholders their respective pro rata portions of such shares.

(b)          On the first Business Day after the T/E Indemnity Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to Representative certificates representing the shares of Parent Common Stock in the Escrow Fund that are T/E Indemnity Shares other than T/E Indemnity Shares in the Pending Claims Reserve. Upon the subsequent resolution of a Claim for which shares remain in the Pending Claims Reserve, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver such shares to the Parent, if the Claim is resolved in favor of Parent, or, if resolved against Parent, to the Representative. Upon resolution of all Pending Claims, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to Representative the remaining portion of the Escrow Fund. Representative shall cause the Parent’s transfer agent to issue to the Stockholders their respective pro rata portions of such shares.

(c)          As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of shares of Parent Common Stock in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

4.            The Escrow Agent, the Committee and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Parent and the Representative in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5.            (a)          The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)          The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)          The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Parent pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)          The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)          The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f)          The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(g)          The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h)          From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i)          Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.            This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7.            This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

8.            All disputes arising under this Agreement between the Committee and the Representative, including a dispute arising from a party’s failure or refusal to sign a Joint Notice, shall be submitted to arbitration to the American Arbitration Association in New York City. The Committee and the Representative each hereby consents to the exclusive jurisdiction of the federal and state courts sitting in New York County, State of New York, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9, with copies delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174, Attention: David Alan Miller, Esq., and to Strasburger & Price, LLP, 909 Fannin Street, Suite 2300, Houston, TX 77010, Attention: W. Garney Griggs, Esq.

9.            All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.           If to the Committee, to it at:

Eric Rosenfeld
777 Third Avenue, 37th Floor
New York, New York 10017
Telecopier No.: 212-319-0760

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.           If to the Representative, to it at:

CLCH, LLC

1400 W. Benson Blvd. Ste. 370
Anchorage, AK 99503
Telecopier No.: 778-480-0516

with a copy to:

Strasburger & Price, LLP

909 Fannin Street, Suite 2300

Houston, TX 77010
Attention: W. Garney Griggs, Esq.
Telecopier No.: 832-397-3522

C.           If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10.          Should the Representative resign or be unable to serve, a new Representative will be selected as provided in the Merger Agreement (the “Replacement Representative”). The appointment of the Replacement Representative shall be effective upon execution by Replacement Representative of a joinder agreement providing for such Replacement Representative to become a party to this Agreement and the Merger Agreement as the Representative, in which case such Replacement Representative shall for all purposes of this Agreement be the Representative (and the prior acts taken by the succeeded Representative shall remain valid for purposes of this Agreement).

11.          (a)          If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 2(d) of this Agreement.

(b)          All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Parent or the Representative.

(c)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

PARENT:

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty
Name:	Brian Beatty
Title:	President/CEO

REPRESENTATIVE:

CLCH, LLC

By:	/s/ Jeff Hastings
Name:	Jeff Hastings
Title:	Manager

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY

By:	/s/ Margaret Villani
Name:	Margaret Villani
Title:	Vice President